Exhibit 99.1

Wright Express Reports Fourth Quarter and Full Year 2010 Financial Results

Revenue Exceeds Guidance and Earnings at Top End of Range

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 10, 2011--Wright Express Corporation (NYSE: WXS), a leading provider of value-based payment processing and information management solutions, today reported financial results for the three months and twelve months ended December 31, 2010.

Fourth Quarter and Full Year Financial Results

Total revenue for the fourth quarter of 2010 increased 38% to $114.9 million from $83.0 million for the fourth quarter of 2009. Fourth quarter 2010 revenue included $17.4 million from Wright Express Australia, which was acquired on September 15, 2010. Net income to common shareholders on a GAAP basis was $18.5 million, or $0.47 per diluted share, compared with $12.1 million, or $0.31 per diluted share, for the fourth quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the fourth quarter of 2010 increased 32% to $28.8 million, or $0.74 per diluted share, from $22.1 million, or $0.56 per diluted share, for the year-earlier period. For the full year 2010, revenue grew 24% to $390 million from $315 million in 2009. On a GAAP basis, net income was $2.25 per share in 2010 compared to $3.55 last year per diluted share in 2009, which included a pre-tax gain of $136.5 million on the prepayment of the Company's liability under a tax-receivable agreement. On an adjusted net income basis, earnings grew 26% to $2.75 per share versus $2.18 per share last year.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the fourth quarter of 2010, the Company's GAAP financial results include an unrealized $10 million pre-tax, non-cash, mark-to-market loss on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“We ended 2010 with strong momentum driven by an unrelenting focus on execution underpinned by an improving macro-economic environment. Importantly, the strength of our results for the fourth quarter and full year were broad-based. We saw improving same-store sales, increased payment processing transactions, strong vehicle growth, exceptional growth in our MasterCard business, and Wright Express Australia met expectations. In addition, during the year we selectively invested in our business to enhance our competitive position and capitalize on compelling growth opportunities both domestically and abroad,” said Michael Dubyak, Chairman and CEO. “In 2011, we will build on this momentum and leverage the multiple avenues of growth in front of us by growing our core fleet business, expanding other payment solutions, and broadening our international footprint.”

Fourth Quarter 2010 Performance Metrics

Where applicable, the performance metrics listed below include activity from the Australian fuel business (Wright Express Australia) acquired September 15, 2010.

  Average number of vehicles serviced worldwide was approximately 5.4 million, an increase of 17% from the fourth quarter of 2009.
  Total fuel transactions processed increased 14% from the fourth quarter of 2009 to 72.1 million. Payment processing transactions increased 14% to 57.3 million; transaction processing transactions increased 11% to 14.8 million.
  Average expenditure per domestic payment processing transaction increased 14% from the fourth quarter of 2009 to $61.19.
  Domestic retail fuel price increased 12% to $2.96 per gallon from $2.64 per gallon in the fourth quarter of 2009.
  Total MasterCard purchase volume grew 54% to $1.2 billion, from $787 million for the fourth quarter of 2009.

Financial Guidance and Assumptions

"We enter the year with great confidence in our market opportunities and expect to build on the strong performance we delivered in 2010. Our first quarter and full-year 2011 guidance reflects our expectation for continued organic growth in our fleet payments solutions segment, strong contributions from our other payment solutions segment and a significant ramp in our international business" said Melissa Smith, CFO, EVP, Finance and Operations.

Wright Express Corporation is introducing financial guidance for the first quarter of 2011 and full-year 2011.

  For the first quarter of 2011, Wright Express expects revenue in the range of $113 million to $118 million and adjusted net income in the range of $24 million to $27 million, or $0.63 to $0.69 per diluted share.
  For the full year 2011, the Company expects revenue in the range of $497 million to $517 million and adjusted net income to be in the range of $123 million to $131 million, or $3.17 to $3.37 per diluted share.

First quarter 2011 guidance is based on an assumed average U.S. retail fuel price of $3.20 per gallon, and approximately 39 million shares outstanding. Full-year 2011 guidance is based on an assumed average U.S. retail fuel price of $3.19 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. We are assuming exchange rates with the Australian dollar will remain at parity.

The Company's guidance also assumes that first quarter 2011 domestic fleet credit loss will range from 20 to 25 basis points, and that domestic fleet credit loss for full year 2011 will range from 15 to 20 basis points.

The Company's guidance does not reflect the impact of any stock repurchases that may occur in 2011 subsequent to repurchases completed as of today. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the fourth quarters and full years of 2010 and 2009.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2010. This table is presented as Exhibit 2.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, February 10, 2011, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing 866-334-7066 or 973-935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express is a leading provider of value-based, business payment processing and information management solutions. The Company's fleet, corporate, and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company's subsidiaries include Wright Express Financial Services, TelaPoint, Pacific Pride and Wright Express International, including Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: earnings guidance; assumptions underlying the Company's financial guidance; and management’s plans for 2011 and confidence in prospects for growth. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: the company’s failure to successfully integrate the businesses it has acquired; the failure to successfully expand business internationally; fuel price volatility; the impact of foreign exchange rates on the Company's operations, revenue and income; the Company's failure to maintain or renew key agreements; failure to expand the Company's technological capabilities and service offerings as rapidly as the Company's competitors; the actions of regulatory bodies, including bank and securities regulators, or possible changes in banking and derivatives regulations impacting the Company's industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2009, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2010 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended December 31,		Full year ended December 31,
	2010	2009	2010	2009

Service Revenues
Payment processing revenue	$72,729	$56,185	$266,188	$212,599
Transaction processing revenue	6,889	4,333	19,526	17,532
Account servicing revenue	14,667	9,193	40,445	37,001
Finance fees	11,235	9,683	37,761	32,816
Other	7,999	3,082	23,199	12,011

Total service revenues	113,519	82,476	387,119	311,959

Product Revenues
Hardware and equipment sales	1,377	526	3,287	3,244

Total revenues	114,896	83,002	390,406	315,203

Expenses
Salary and other personnel	23,551	20,331	87,364	75,123
Service fees	13,353	8,219	46,368	27,666
Provision for credit losses	7,194	5,246	19,838	17,715
Technology leasing and support	3,477	2,506	12,881	9,327
Occupancy and equipment	2,386	2,401	8,654	8,718
Depreciation and amortization	11,531	5,989	29,893	21,930
Operating interest expense	1,244	1,607	5,370	10,253
Cost of hardware and equipment sold	836	409	2,481	2,803
Other	8,344	6,187	26,848	23,518

Total operating expenses	71,916	52,895	239,697	197,053

Operating income	42,980	30,107	150,709	118,150

Financing interest expense	(2,411)	(787)	(5,314)	(6,211)
Gain (loss) on foreign currency transactions	87	(12)	7,145	—
Gain on settlement of portion of amounts due under tax receivable agreement	—	—	—	136,445
Net realized and unrealized gain (loss) on fuel price derivatives	(11,053)	(8,772)	(7,244)	(22,542)
Increase in amount due under tax receivable agreement	—	(29)	(214)	(598)

Income before income taxes	29,603	20,507	145,082	225,244

Income taxes	11,135	8,378	57,453	85,585

Net income	18,468	12,129	87,629	139,659

Changes in available-for-sale securities, net of tax effect of $(33) and $41 in 2010 and $(21) and $42 in 2009	(57)	(38)	69	76
Changes in interest rate swaps, net of tax effect of $89 and $(111) in 2010 and $(8) and $904 in 2009	152	(15)	(192)	1,560
Foreign currency translation, net of tax effect of $0 and $2,676 in 2010 and $0 and $0 in 2009	14,558	(102)	28,015	(79)

Comprehensive income	$33,121	$11,974	$115,521	$141,216

Earnings per share:
Basic	$0.48	$0.32	$2.28	$3.65
Diluted	$0.47	$0.31	$2.25	$3.55

Weighted average common shares outstanding:
Basic	38,408	38,238	38,486	38,303
Diluted	38,922	39,329	39,052	39,364

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	December 31, 2010	December 31, 2009

Assets
Cash and cash equivalents	$18,045	$39,304
Accounts receivable (less reserve for credit losses of $12,905 in 2010 and $10,660 in 2009)	1,160,482	844,152
Available-for-sale securities	9,202	10,596
Fuel price derivatives, at fair value	—	6,152
Property, equipment and capitalized software, net	60,785	44,991
Deferred income taxes, net	161,156	183,602
Goodwill	537,055	315,227
Other intangible assets, net	124,727	34,815
Other assets	26,499	20,823

Total assets	$2,097,951	$1,499,662

Liabilities and Stockholders' Equity
Accounts payable	$379,855	$283,149
Accrued expenses	41,133	30,861
Income taxes payable	3,638	1,758
Deposits	529,800	423,287
Borrowed federal funds	59,484	71,723
Revolving line-of-credit facility and term loan	407,300	128,000
Amounts due under tax receivable agreement	100,145	107,753
Fuel price derivatives, at fair value	10,877	—
Other liabilities	6,712	1,815
Redeemable preferred stock	—	10,000

Total liabilities	$1,538,944	$1,058,346

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,924 in 2010 and 41,167 in 2009 shares issued; 38,437 in 2010 and 38,196 in 2009 shares outstanding	$419	$412
Additional paid-in capital	132,583	112,063
Retained earnings	499,767	412,138
Other comprehensive gain (loss), net of tax:
Net unrealized gain on available-for-sale securities	92	23
Net unrealized loss on interest rate swaps	(368)	(176)
Net foreign currency translation adjustment	27,881	(134)

Accumulated other comprehensive gain (loss)	$27,605	$(287)

Less treasury stock at cost, 3,566 shares in 2010 and 2,971 shares in 2009	(101,367)	(83,010)

Total stockholders' equity	$559,007	$441,316

Total liabilities and stockholders' equity	$2,097,951	$1,499,662

Exhibit 1

Reconciliation of Adjusted Net Income to GAAP Net Income
Fourth Quarter and Year to Date 2010 and 2009
(in thousands)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Adjusted net income (Non-GAAP)	$28,776	$22,053	$107,301	$85,616
Unrealized losses on fuel-price derivatives	(10,009)	(13,997)	(17,029)	(43,142)
Amortization of acquired intangible assets	(6,412)	(1,274)	(11,276)	(5,066)
Non-cash adjustments related to the tax receivable agreement	--	(29)	(214)	(599)
Asset impairment charge	--	(393)	--	(814)
Gain on extinguishment of liability	--	--	--	136,485
Tax impact	6,113	5,769	8,847	(32,821)

Net income (GAAP basis)	$18,468	$12,129	$87,629	$139,659

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel-price related derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement, and non-cash asset impairment charges. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2

Selected Non-Financial Metrics
(Including Wright Express Australia beginning with Q4 2010)

	Q4 2010	Q3 2010	Q2 2010	Q1 2010	Q4 2009
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	57,343	54,764	52,866	49,118	50,235
Gallons per payment processing transaction	20.0	20.6	20.5	20.2	20.4
Payment processing gallons of fuel (000s)	1,148,580	1,130,067	1,081,238	993,935	1,023,346
Average US fuel price (US$ / gallon)	$2.96	2.78	2.87	2.76	2.64
Average Australian fuel price (US$ / gallon)	$4.64
Payment processing $ of fuel (000s)	$3,496,944	3,146,221	3,105,194	2,740,701	2,706,295
Net payment processing rate	1.73%	1.78%	1.75%	1.78%	1.75%
Fleet payment processing revenue (000s)	$60,411	55,864	54,468	48,713	47,349

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$1,214,704	1,310,666	1,036,144	852,631	786,510
Net interchange rate	1.01%	1.03%	1.07%	1.06%	1.12%
MasterCard payment processing revenue (000s)	$12,318	13,529	11,136	9,051	8,836

Notes:

The condensed consolidated statement of income has been corrected for an immaterial error related to the classification of customer discounts for electronic payments. Payment processing revenue and operating interest expense decreased by the same amount each period. Operating income and net income were not impacted by this change.

Wright Express Australia, which was acquired on Sept 15, 2010, provided an additional $698,000 of fleet payment processing revenues in the third quarter of 2010, which is not included in the third quarter fleet payment processing revenue shown above.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

CONTACT:
News media contact:
Jessica Roy
Wright Express
207.523.6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Steve Elder
Wright Express
207.523.7769
Steve_Elder@wrightexpress.com